Exhibit 99.1

Letter from Husker Ag, LLC to its members

[Husker Ag Letterhead]

December 22, 2006

Dear Member:

We are sending this letter to provide you with an update of our rights offering. As you may know, on December 5, 2006, the Board of Directors extended the expiration date of the rights offering to December 18, 2006. On December 19, 2006, the Board agreed to close the offering. Unless the Board later extends the offering, which is not expected to happen, the subscriptions rights have expired and are no longer exercisable.

Husker Ag is very pleased with the response to our rights offering. As of December 21, 2006, Husker Ag had received total subscriptions in excess of $14.8 million, which is over 96.6% of the total offering. For that reason, Husker Ag does not intend to allow oversubscription rights to its members.

Husker Ag currently intends that all valid subscriptions received by the expiration date will be accepted and effective as of January 1, 2007, or shortly thereafter, with new certificates to be sent out after the effective date. However, as we stated in the prospectus, our final acceptance of the subscriptions is subject to Husker Ag entering into a definitive financing agreement with our lender. We currently have an agreement in principle with our lender for financing and we are working with the lender to finalize all necessary documentation for the proposed loan.

Please contact either Kristine Wacker or myself if you have any questions or desire more information regarding the rights offering. You may call us at 402-582-4446.

On behalf of Husker Ag and our employees, we wish you the very best this holiday season and a very Happy New Year!

Kind regards,

/s/ Seth Harder
Seth Harder
General Manager

Statements made in this letter about Husker Ag, LLC, other than statements of historical fact, are forward-looking statements, and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made.